Exhibit 4.41(1)
Execution Version
LOAN AGREEMENT
Between
SPRING ASIA LIMITED
And
INFOCOMM ASIA HOLDINGS PTE. LTD.

CONTENTS

1. INTERPRETATION	1

2. THE SHAREHOLDER LOAN	3

3. CONDITIONS TO DRAWDOWN	4

4. INTEREST	4

5. REPAYMENT	5

6. SECURITY AND SENIORITY	5

7. REPRESENTATIONS AND WARRANTIES	6

8. EVENT OF DEFAULT	8

9. TAXES	10

10. ASSIGNMENTS AND TRANSFERS	10

11. FORCE MAJEURE	10

12. AMENDMENTS	11

13. NOTICES	11

14. GOVERNING LAW AND DISPUTE RESOLUTION	11

15. GENERAL PROVISIONS	12

i

THIS LOAN AGREEMENT (the “Agreement”) is dated May 20, 2010 (the “Effective Date”) and made
BETWEEN:
(1)
SPRING ASIA LIMITED (Certificate of Incorporation No. LL017149) (the “Lender”), a company duly organised and existing under the laws of Labuan with its registered office at Lot 2 & 3, Level 3, Wisma Lazenda Jalan Kemajuan, 87000 Federal Territory Of Labuan; and

(2)
INFOCOMM ASIA HOLDINGS PTE. LTD. (Company Registration Number 200414772H) (the “Borrower”), a company incorporated in Singapore with its registered office at 28 Maxwell Road Red Dot Traffic #04-01 Singapore 069120.

WHEREAS:
(A)	The Borrower was established for the purpose of operating and distributing online games in the South Asia region and making strategic investments in operating hubs.

(B)
Subject to the terms hereof, the Lender wishes to make available a loan facility to the Borrower in a fixed aggregate principal amount of US$6.5 million (the “Loan”) and the Borrower wishes to borrow the Loan.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged expressly, the Parties hereby agree as follows:
1.	INTERPRETATION
1.1	Definitions
Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

“Affiliate”	means, with regard to a given Person (as defined below), a Person that Controls (as defined below), is Controlled by or is under common Control with the given Person;

“Agreement”	means this Loan Agreement entered into on the date first written above between the Lender and the Borrower, as the same may be supplemented and amended from time to time in accordance with its terms;

“Blizzard”	Blizzard Entertainment International, a division of Coöperatie Activision Blizzard International U.A., a co-operative association, with its corporate seat in Amsterdam and office address at Beechavenue 131 D, 1119 RB Schiphol-Rijk, The Netherlands, registered with the Trade Register under number 34324431;

“Blizzard Transaction	means any and all agreements entered into or to be

Documents”	entered into in connection with the transactions with Blizzard and to which the Borrower is a party;

“Borrower”	means Infocomm Asia Holdings Pte. Ltd. and its successors and permitted assigns;

“Business Day”	means any day, other than Saturday or Sunday, on which banks are open for business in the Hong Kong, Singapore, Labuan and Taiwan;

“Control”	means ownership of more than 50% of the voting securities or interests in another Person, or the ability to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” have meanings corresponding to the foregoing;

“Drawdown Date”	has the meaning ascribed thereto in clause 2.2;

“Effective Date”	has the meaning ascribed thereto in the introductory paragraph;

“Event of Default”	has the meaning ascribed thereto in clause 8;

“Event of Force Majeure”	has the meaning ascribed thereto in clause 11.1;

“GigaMedia Asia Pacific Limited”	means GigaMedia Asia Pacific Limited (IBC Number 1068168), a company incorporated in the British Virgin Islands and having its registered office at Overseas Management Company Trust (B.V.I.) Ltd., OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands;

“GigaMedia Subscription Agreement”	means the subscription agreement dated April 30, 2010 (as amended from time to time) entered into between GigaMedia Asia Pacific Limited and the Borrower for the subscription of 500,000 class B shares in the Borrower on the terms and subject to the conditions set out therein;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“HKIAC”	means the Hong Kong International Arbitration Center and its successors;

“Lender”	means Spring Asia Limited and its successors and permitted assigns;

“License Term”	means the period from the date hereof until the date on which the SCII License and Distribution Agreement have been terminated or expired;

“Maturity Date”	means the last day of the Term of the Loan;

“Monsoon”	means Monsoon Online Pte. Ltd., a company incorporated under the laws of Singapore (registered no. 200919830K), whose registered office is at 28 Maxwell Road, #04-01, Red Dot Traffic, Singapore 069120;

“Party”	means either the Lender or the Borrower; and “Parties” shall mean both the Lender and the Borrower;

“Person”	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity;

“SC II License and Distribution Agreement”	means the License and Distribution Agreement entered into by and among Blizzard, Monsoon and the Borrower, under which Monsoon agrees to market and distribute the videogame software entitled “Starcraft II”; and

“Term of the Loan”	means the period commencing immediately on the Drawdown Date and expiring at the earlier of (i) the closing date of GigaMedia Subscription Agreement; or (ii) the end of the License Term.
1.2	Construction of certain references
In this Agreement, where the context admits:
(A)	all references in this Agreement to designated “clauses” and other subdivisions are to the designated clauses and other subdivisions of the body of this Agreement;
(B)	clause headings are included for convenience only and shall not affect the interpretation of this Agreement;
(C)	terms defined in the singular include the plural and vice versa;
(D)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(E)	all accounting terms not otherwise defined herein have the meanings assigned under US generally accepted accounting principles.
2.	THE SHAREHOLDER LOAN
2.1	Subject to the terms of this Agreement, the Lender hereby agrees to advance the Loan to the Borrower.
2.2	Subject to clause 3, the Drawdown Date shall be the Effective Date. The Borrower shall issue a drawdown notice to the Lender at the Drawdown Date.
2.3	During the Term of this Agreement, unless expressly agreed by the Parties otherwise, the amount of the Loan shall be fixed and shall not be changed whatsoever.
2.4	The Borrower shall apply the Loan towards meeting its working capital requirements.
3.	CONDITIONS TO DRAWDOWN
Notwithstanding anything to the contrary expressed or implied in this Agreement, the Lender’s obligation to make the Loan available to the Borrower is subject to the satisfaction of each of the following conditions:
(A)
All corporate and other proceedings in connection with the Loan contemplated by this Agreement shall be in form and substance satisfactory to the Lender, and the Lender shall have received all such original or certified or other copies of such documents as it may reasonably request, including without limitation, a resolution of the board of directors of the Borrower approving their acceptance of the terms of this Agreement and authorising and directing the Borrower to duly execute and deliver this Agreement and any other related documents;

(B)	On the proposed Drawdown Date in a drawdown notice, the Lender shall have received a drawdown notice for the Loan duly signed and approved by the Borrower;
(C)
The representations and warranties of the Borrower contained herein shall be true on and as of the proposed Drawdown Date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and accurate on and as of such earlier date). The Borrower shall have performed or observed all covenants, agreements and conditions contained herein required to be performed or observed by the Borrower on or before the proposed Drawdown Date; and

(D)	No Event of Default shall have occurred and be continuing.
4.	INTEREST
4.1
Unless additional interest accrues per clause 5.4, the Borrower shall pay interest in respect of the entire outstanding unpaid principal balance of the Loan at a rate of three percent (3%) per annum (“Interest Rate”) for the period commencing on (and including) the Drawdown Date and ending on (but excluding) Maturity Date. Interest shall be payable on the outstanding balance of the Loan until the Loan is paid in full.

4.2
In no contingency or event shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law deemed applicable to this Agreement (the “Maximum Rate”). In the event that it is determined that the rate of interest charged hereunder exceeded the Maximum Rate during any period or periods, the rate of interest hereunder for such period or periods shall be deemed to have been the Maximum Rate, and the rate of interest hereunder shall be deemed to have continued to be and shall continue to be the Maximum Rate for such period as is necessary for the total amount of interest paid or accrued hereunder to equal the amount of interest that would have been paid or accrued hereunder had the interest rate hereunder at all times remained as provided in the preceding subsections of this Clause 4.

If, notwithstanding the foregoing interest rate adjustment, it is determined that the Lender has received interest in excess of the Maximum Rate, any such excess shall (i) first, be applied to any unpaid costs and expenses owed to the Lender under this Agreement or any other loan document and to the unpaid principal amount of the Loan and (ii) second, be refunded to the Borrower.
5.	REPAYMENT
5.1
Unless otherwise agreed by the Parties, the Borrower shall pay the aggregate principal amount of the Loan plus any interest accrued thereon to the Lender in US dollars in immediately available funds on the Maturity Date. Where the Maturity Date shall be on a day which is not a Business Day, the date for repayment shall be extended to the next following Business Day.

5.2	Unless otherwise provided herein, the Borrower shall not repay any part of the aggregate principal amount of the Loan prior to the Maturity Date without the Lender’s prior written consent.
5.3
If any amount due under this Agreement is not paid five (5) Business Days after the Maturity Date, in addition to the interest accrued and payable per clause 4.1, the Borrower shall pay an additional interest on such amount unpaid at the rate of 2.5% above interest rate as set forth in Clause 4 per annum, up to (but excluding) the date on which such amount is paid in full.

6.	SECURITY AND SENIORITY
6.1
The Borrower undertakes and warrants to the Lender that all payment obligations under this Agreement shall constitute unconditional, direct, general payment obligations of the Borrower and shall rank at all times senior to all other existing and future unsecured, subordinated payment obligations of the Borrower, except if otherwise expressly prohibited by applicable mandatory law or if otherwise expressly agreed to by the Lender. In respect of any such other payment obligations and to effect the preceding subordination undertaking, upon request, the Borrower shall execute (and/or cause to be executed) a Subordination Agreement in form and substance satisfactory to the Lender.

6.2	The Borrower undertakes and warrants to the Lender that all payment obligations of Borrower to Lender under this Agreement are secured:
(A)
by a senior security interest granted to the Lender by the Borrower in the Borrower’s net profit generated by all the games operated by the Borrower and its subsidiaries and all games developed or licensed by the Borrower, whether now owned or hereafter generated, including without limitation the accounts, documents, money, and all of the Borrower’s books and records with respect to the foregoing; and

(B)
by a senior security interest granted to Lender by the Borrower in the assets, properties and interests of the Borrower and its subsidiaries, including but not limited to the receivables, equipment, and any intellectual property the Borrower owns.

To effect the grant of the senior security interest, upon request, the Borrower shall execute (and/or cause to be executed) (i) a Security and Pledge Agreement in form and substance satisfactory to the Lender and (ii) a Subordination Agreement whose form and substance shall be satisfactory to the Lender.
6.3
Notwithstanding clauses 7.2(D) and 7.3(C), the Borrower undertakes and warrants to the Lender that, except as expressly permitted by the Lender no other loans or payment obligations of any type will be secured by any asset, profit or interests of the Borrower without the written permission of the Lender. To the extent any loan or payment obligation is permitted by Lender to be so secured, as a condition precedent to the Lender’s permission, the Borrower shall (A) obtain the Lender’s approval of the underlying security and pledge agreement and (B) execute (and/or cause to be executed) a Subordination Agreement whose form and substance shall be satisfactory to the Lender.

6.4
The Borrower undertakes and warrants to do/execute (and to cause to be done/executed), and refrain from doing/executing (and to cause the refraining from doing/executing) any and all actions or documents necessary or appropriate, in the Lender’s sole discretion, in order to effect the Parties’ intents and purposes as set out in this Clause 6.

7.	REPRESENTATIONS AND WARRANTIES
7.1	Representations and Warranties of the Parties
Each Party represents and warrants to the other Party, as of the Effective Date of this Agreement:
(A)
Such Party is duly organised, validly existing and in good standing under the laws of the jurisdiction in which it purports to be organized and existing and has the corporate power to own its assets and to carry on its business as now conducted;

(B)
Such Party has the corporate power to enter into, exercise its rights and perform and comply with its obligations under this Agreement and each other agreement contemplated herein, all of which have been duly authorized by all proper and necessary corporate actions;

(C)
Such Party has taken, fulfilled and done all actions, conditions and things, required by law to be taken, fulfilled and done (including the obtaining of any required consents, approvals, authorizations or exemptions or making the necessary filings, recordings or registrations) so that (i) it may lawfully enter into, exercise its rights and perform and comply with its obligations under this Agreement and each other agreement contemplated herein, and (ii) upon execution by all relevant parties and with due registration, such obligations are legally binding and enforceable in accordance with the applicable terms; and

(D)
The entry into, exercise of such Party’s rights and/or performance of or compliance with its obligations under this Agreement and each other agreement contemplated herein do not and will not violate (i) any law to which it is subject, (ii) its articles of association, or (iii) any of its other constitutional documents.

7.2	Representations and Warranties of the Borrower
The Borrower further represents and warrants to the Lender, as of the Effective Date of this Agreement and the Drawdown Date (as applicable), that all times while the Loan remains outstanding:
(A)	There are no pending or threatened legal proceedings, lawsuits, arbitration proceedings, administrative proceedings or other governmental or court proceedings, or governmental or court orders, injunctions, judgements or awards, or arbitral awards to which it is a party or by which it or any of its properties or assets is or may be bound or affected to any material extent;
(B)	No Event of Default in respect of the Borrower has occurred and is continuing;
(C)
No default has occurred and is continuing under any other agreement to which it is a party or by which it or any of its properties or assets may be bound or affected and which materially and adversely affect its business, financial condition or operations or its ability to perform its obligations under this Agreement and the Loan; and

(D)
It has good and marketable title to the properties and assets owned by it and material to its business, and such properties and assets are subject to no lien of any nature whatsoever except encumbrances to title which in the aggregate do not materially adversely affect the use, proposed use or value of the property or other assets of it.

7.3	Covenants of the Borrower
(A)
The Borrower shall maintain its legal and effective corporate existence and be in compliance with all laws and regulations applicable to the Borrower and pay all taxes and duties levied on the Borrower by the governmental authorities.

(B)	The Borrower shall as soon as possible inform the Lender by notice in writing of the occurrence of any of the following:
(i)	any Event of Default in respect of the Borrower; or

(ii)	any event which has or may result in a material adverse effect on the Borrower’s ability to perform its obligations hereunder.
(C)
Except for the pledges expressly permitted in (and effected in accordance with) Clause 6, the Borrower shall not mortgage, pledge or otherwise encumber or permit to exist any lien over any of its current or future properties, assets, interests or profits during the Term of the Loan without an express consent by the Lender in writing. The Lender acknowledges it is fully aware of the Blizzard Transaction Documents entered into by the Borrower and Blizzard, including in particular the charge over the shares in Monsoon granted to Blizzard.

(D)
The Borrower shall not sell, transfer or otherwise dispose of, by one or more transactions or series of transactions, whether related or not, all or any part of its business or (except for good consideration in the ordinary course of its business) its assets or revenues without an express consent by the Lender in writing.

(E)
The Borrower shall not take any step in relation to merger, consolidation, demerger, winding-up, administration, liquidation, bankruptcy, dissolution or other activities of similar nature without an express consent by the Lender in writing.

(F)
The Borrower shall immediately inform the Lender in writing of any amendment or supplement made from time to time to its constitutional documents, and shall ensure that no amendment or supplement with any potential adverse effect to the rights and interests of the Lender will be made to its constitutional documents without an express consent by the Lender in writing.
(G)
The Borrower shall, at its own cost and expense, at all times during the Term of the Loan, take out and maintain full and adequate insurance against losses or damage by fire, and such other risks as are customarily insured against, including but not limited to public liability insurance.

(H)	The Borrower shall comply with all procedures and requirements of applicable regulations of the Singapore in connection with any drawdown or repayment under this Agreement.
8.	EVENT OF DEFAULT
8.1	Events of Default. Each of the following events and occurrences shall constitute an “Event of Default” under this Agreement:
(A)	The Borrower fails to repay the aggregate principal amount of the Loan plus interest accrued but unpaid within five (5) Business Days after the Maturity Date;
(B)
The Borrower fails to observe or perform any of its other obligations contained in this Agreement (or any transaction contemplated hereby) for thirty (30) days after written notice thereof has been given to the Borrower;

(C)
Any representation, warranty or covenant made by the Borrower in or in connection with this Agreement (or any transaction contemplated hereby) or any document provided by or on behalf of it hereunder or thereunder proves to have been incorrect or misleading or breached in any substantial respect when made;

(D)
The Borrower fails to comply with or perform any final and effective judgement or order made or given by any court of competent jurisdiction; or the Borrower fails to pay any final and effective judgement or order made or given by any court of competent jurisdiction;

(E)
The Borrower fails to observe or perform any of its obligations under the GigaMedia Subscription Agreement and any other agreements entered into by and between the Borrower and GigaMedia Asia Pacific Limited;

(F)
Any consents, approvals, authorizations or exemptions required for the performance or enforceability of the obligations of the Borrower under this Agreement (or any transaction contemplated hereby) expires, is not renewed on substantially similar terms and conditions upon expiration or is terminated, revoked or modified, and any such event may have a material adverse effect on the Borrower’s ability to perform its obligations hereunder;

(G)
Any provision of this Agreement (or of documents for any transaction contemplated hereby) is or is declared to be null and void, or the validity or enforceability thereof is contested by the Borrower, or a proceeding is commenced by any governmental agency or authority having jurisdiction over the Borrower seeking to establish the invalidity or unenforceability thereof, or the Borrower denies that it has any or further liability or obligation under this Agreement (or under documents for any transaction contemplated hereby);

(H)	The Borrower, pursuant to relevant Singapore bankruptcy or insolvency laws and regulations, enters into any compromise or arrangement with its creditors as a whole, declares itself bankrupt or insolvent, any competent court accepts a petition to have it declared bankrupt or insolvent, an order is made or an effective resolution is passed for its winding up (except for the purposes of amalgamation or reconstruction as a solvent company), or a receiver, custodian, trustee, administrative receiver or administrator is appointed in respect of the whole or any material part of the Borrower’s undertaking or assets;
(I)	If any distress, execution or other process is levied upon any material part of the assets of the Borrower and the Borrower is unable to carry out its business in the ordinary course;
(J)
the Borrower shall default in the performance of any other agreement, term or condition contained in any agreement under which any monetary obligation is created, and as a result of the Borrower’s default such obligation has become due prior to its stated maturity and the result of an event specified in this clause is to accelerate or permit the acceleration of any such obligation in excess of $100,000.

(K)
If any other event occurs in relation to the Borrower which, under the laws of any applicable jurisdiction, has an effect upon the Borrower equivalent or analogous to any of the events referred to in clauses 8.1(H) to (I) above;

(L)
If any “change of control” of the Borrower has occurred. In respect of the Borrower, a “Change of Control” shall be deemed to have occurred upon the acquisition of at least fifty percent (50%) of the equity interest in the Borrower by any Person other than an existing shareholder of the Borrower;

(M)	If an “event of default” occurs under any of Blizzard Transaction Documents (as the term “event of default” is defined thereunder); and
(N)
At any time it is or becomes unlawful for the Borrower to perform or comply with any or all of its obligations under this Agreement (or any transaction contemplated hereby) or any of the obligations of the Borrower hereunder (or thereunder) are not or cease to be legal, valid and enforceable.

8.2	Remedies
(A)	If an Event of Default has occurred and is continuing, the Lender may take one or more of the following actions:
(i)	prior to the Drawdown Date, by notice to the Borrower, declare that the Loan to be made to the Borrower shall be cancelled; and

(ii)
on or after the Drawdown Date, by notice to the Borrower, declare the aggregate principal amount of the Loan plus interest accrued to be immediately due and payable, whereupon such amount will become forthwith due and payable without presentment, protest, demand or other notice all of which are hereby waived.

(B)	If an Event of Default has occurred and is continuing, the Lender, in addition to the rights set forth above, will have all the other rights and remedies under applicable law.
(C)	The Lender may exercise the rights described in this clause 8.2 at any time after the occurrence and during the continuance of an Event of Default, whether or not the aggregate principal amount of the Loan has become due and payable.
9.	TAXES
The Borrower shall from time to time pay all applicable taxes and other charges in connection with or attributable to this Agreement and each and every transaction contemplated under this Agreement, as required by applicable laws and regulations.
10.	ASSIGNMENTS AND TRANSFERS
10.1	This Agreement shall be binding on each Party hereto and their respective successors and assignees and remain in force.
10.2	The Borrower shall not assign, transfer, novate or dispose all or any of its rights and/or obligations under this Agreement without prior written consent of the Lender.
10.3
The Borrower hereby agrees that notwithstanding the grant of prior written consent to an assignment by the Lender, it shall remain jointly and severally liable for the obligations which it has assigned in accordance with clause 10.2.

10.4	The Borrower undertakes to take all necessary action and execute all documents reasonably required by the Lender in connection with such assignment, transfer, novation or disposal.
11.	FORCE MAJEURE
11.1	General
Neither Party shall be liable to the other Party to any extent, in damages or otherwise, as a result of its failure to perform its obligations under this Agreement due to any event beyond its reasonable control, including but not limited to, war, national emergency, epidemic, fire, strikes or lock-outs or any other form of industrial action, insurrection or riots or the requirements or regulations of any civilian or military authority (for the purpose of this clause an “Event of Force Majeure”).
11.2	Notice
A Party affected by any Event of Force Majeure shall promptly send the other Party a notice in writing relating thereto, setting out a description of such Event of Force Majeure and reasons for its non-performance.
11.3	Resuming the performance of obligations
(A)
A Party affected by an Event of Force Majeure shall inform the other Party of any relevant progress from time to time, and take all necessary actions to prevent, limit or reduce the losses and consequences caused by or in connection with the suspension of its performance, and shall use its best efforts to avoid, reduce or eliminate the impact of such Event of Force Majeure.

(B)	A Party affected by an Event of Force Majeure shall resume its performance as soon as practicable.

12.	AMENDMENTS
No amendment or modification of any provision of this Agreement shall be effective unless it is in writing and signed by both Parties.
13.	NOTICES
All notices, requests, demands and other communications to be given or delivered under or by reason of this Agreement shall be in writing (which shall include notice by facsimile or like transmission) and shall be deemed given:
(A)	if delivered by hand, on the day it is delivered, or on the next Business Day if delivery is made on a non-Business Day or after the business hours of a Business Day;
(B)
if sent by facsimile, on the day when transmittal confirmation is received, or on the next Business Day if the facsimile is transmitted on a non-Business Day or after the business hours on a Business Day;

(C)
if sent by certified or registered air mail, on the seventh Business Day following its being deposited at a local postal service provider for mailing if the address of the addressee for notice is in the same country as the place of mailing, or otherwise, on the tenth Business Day following its being deposited at a local postal service provider for mailing, to the Parties at the following addresses (or addresses as notified by the Parties in writing from time to time):

For Lender:	Spring Asia Limited
Address	Lot 2 & 3, Level 3, Wisma Lazenda Jalan Kemajuan, 87000 Federal Territory Of Labuan
Attention	General Counsel

With copies to:	GigaMedia Limited
Address	The Centrium, 22/F, 60 Wyndham Street, Central, Hong Kong
Telephone Number	+852 3166 9830
Facsimile Number	+852 3166 9831
Attention:	General Counsel

For Borrower:	Infocomm Asia Holdings Pte. Ltd.
Address	28 Maxwell Road Red Dot Traffic #04-01 Singapore 069120
Facsimile Number	+65 6898 8881
Telephone Number	+65 6898 8881
Attention:	CEO
14.	GOVERNING LAW AND DISPUTE RESOLUTION

14.1	Governing law
Matters regarding the execution, validity, interpretation and performance of this Agreement as well as settlements of disputes arising hereunder, shall be governed by the published and publicly available laws and regulations of Hong Kong and the treaties and other international agreements to which Hong Kong is a party.
14.2	Dispute Resolution
(A)
The Parties shall try to resolve any dispute, controversy or claim arising out of or in connection with this Contract through friendly consultations between the Parties. But, if no settlement is reached within thirty (30) days from the date one Party notifies the other Party in writing of its intention to submit the dispute, controversy or claim to arbitration in accordance with this Article, then any such dispute, controversy or claim arising out of or relating to this Contract, or the breach, termination or invalidity thereof, shall be settled by arbitration by the HKIAC in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Article. The arbitration will be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Contract including additions to the UNCITRAL Arbitration Rules as are therein contained.

(B)
The place of arbitration shall be in Hong Kong at the HKIAC. The arbitration proceedings will be conducted in English. The arbitration panel will consist of three (3) members. Each Party shall select one (1) arbitrator. The presiding arbitrator shall be selected by agreement between the arbitrators selected by the Parties or, failing agreement within ten (10) days of the appointment of the two (2) Party-nominated arbitrators, by the Chairperson of the HKIAC. The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly. The costs of arbitration and the costs of enforcing the arbitration award (including witness expenses and reasonable attorneys’ fees) shall be borne by the losing Party, unless otherwise determined by the arbitration award.

(C)
In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any legal action between the Parties pursuant to or relating to this Agreement, each Party expressly waives any defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state.

(D)
Any award of the arbitrators may be enforced by any court having jurisdiction over the Party against which the award has been rendered, or wherever assets of that Party are located, and shall be enforceable in accordance with the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).

15.	GENERAL PROVISIONS
15.1	Language

This Agreement is written in English.

15.2	Further assurances
Each Party shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other Party may reasonably request to give effect to the terms and intent of this Agreement, including, without limitation, seeking relevant government approvals or registrations (if required).
15.3	Entire agreement
This Agreement, together with the exhibits and the schedules hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements (except for untrue or fraudulent statements). Each Party has only relied on the representations, warranties, understandings and specifications contained in this Agreement in reaching its decision to execute this Agreement and to enter into the transactions contemplated hereby.
15.4	Severability
If any provision of this Agreement shall be held invalid, illegal, voidable, unenforceable or unconscionable, to any extent by any court, tribunal or governmental authority with competent jurisdiction, such parts shall be deemed as having been severed from this Agreement and the remainder of this Agreement shall continue to be effective. If any provision is deemed unenforceable, both Parties shall replace it with a similar provision agreed on through negotiation to reflect the original intention of the Parties to the greatest extent permitted by law.
15.5	Exclusive remedies
The remedies in this Agreement shall be the sole and exclusive remedies of the Parties with respect to the subject matter hereof.
15.6	No waiver
A Party’s failure to exercise, exercise with delay or exercise in part its rights under this Agreement, shall not be deemed to constitute a waiver of its other rights or all rights under this Agreement. A Party’s waiver of its rights in respect of a breach by the other Party of this Agreement in one particular situation shall not be deemed to have waived such Party’s rights against the other Party for a similar breach of this Agreement in other situations.
15.7	Counterpart execution
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
15.8	No third party beneficiary
Except to the extent otherwise expressly provided herein, nothing in this Agreement is intended to confer upon any Person other than the Parties hereto and their respective permitted successors and assigns any rights, benefits or obligations hereunder.
15.9	Costs
Each Party shall, subject to Clause 9, pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Agreement and of any documents referred to in it.
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This Agreement is executed by the authorized representatives of each Party as of the date first written above.

SPRING ASIA LIMITED

By:
Name:
Title:

INFOCOMM ASIA HOLDINGS PTE. LTD.

By:
Name:
Title:

Exhibit 4.41(2)
Execution Version
Amendment to Loan Agreement
This Amendment to Loan Agreement (this “Amendment”) is entered into as of June 1, 2010 by and between (1) Spring Asia Limited (Certificate of Incorporation No. LL017149), a company duly organized and existing under the laws of Labuan and having its registered office at Lot 2 & 3, Level 3, Wisma Lazenda Jalan Kemajuan, 87000 Federal Territory Of Labuan (the “Lender”) and (2) Infocomm Asia Holdings Pte. Ltd. (Company Registration Number 200414772H), a company incorporated in Singapore and having its registered office at 28 Maxwell Road, #04-01 Red Dot Traffic, Singapore 069120 (the “Borrower”) and amends that certain Loan Agreement dated as of May 20, 2010 (the “Loan Agreement”) entered into by and between the Lender and the Borrower under which the Lender agrees to make available a loan facility to the Borrower in a fixed aggregate principal amount of US$6,500,000 (the “Loan”) and the Borrower agrees to borrow the Loan subject to the terms and conditions set out therein.
The parties hereby agree as follows:
1. Definitions. Unless otherwise defined herein, all capitalized terms used and not defined in this Amendment shall have the meaning assigned to such terms in the Loan Agreement.
2. Amendments.
2.1	A new definition is inserted after the definition of “Blizzard” in Clause 1.1 and before the definition of “Blizzard Transaction Documents” as follows:
“Blizzard Share Charge Agreement means the security over shares agreement dated April 30, 2010 between the Borrower and Blizzard, as amended, varied, novated or supplemented from time to time;”
2.2	A new definition is inserted after the definition of “Business Day” in Clause 1.1 and before the definition of “Control” as follows:
“Charged Portfolio has the meaning ascribed thereto in the Blizzard Share Charge Agreement;”
2.3	Clause 6.2(B) of the Loan Agreement is hereby deleted in its entirety and replaced by the following:
“(B) by a senior security interest granted to Lender by the Borrower in the assets, properties and interests of the Borrower and its subsidiaries (excluding the Charged Portfolio), including but not limited to the receivables, equipment, and any intellectual property the Borrower owns.”
3. Effect of Amendment. Except as expressly modified in this Amendment, all other terms and conditions contained in the Loan Agreement shall remain in full force and effect. Except as expressly provided herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the parties under the Loan Agreement.

4. Representations and Warranties. Each party hereto represents and warrants to the other party hereto that this Amendment has been duly authorized, executed and delivered by it and constitutes a valid and legally binding agreement with respect to the subject matter contained herein.
5. Notices. Clause 13 (Notices) of the Loan Agreement is hereby incorporated into this Amendment by this reference.
6. Governing Law and Dispute Resolution. Clause 14 (Governing Law and Dispute Resolution) of the Loan Agreement, as replaced by this Amendment, is hereby incorporated into this Amendment by this reference.
7. Entire Agreement. This Amendment contains the entire agreement among the parties with respect to the subject matter of this Amendment and supersedes and extinguishes all prior agreements and understandings, oral or written, with respect to such matter.
8.  Retrospective Effectiveness. Upon its execution by the parties hereto, this Amendment shall take effect retrospectively from May 20, 2010.

IN WITNESS WHEREOF, the parties have entered into this Amendment effective as of the date set forth above.

INFOCOMM ASIA HOLDINGS PTE. LTD.

By:
Name:
Title:

SPRING ASIA LIMITED

By:
Name:
Title:
[SIGNATURE PAGE TO AMENDMENT TO 6.5M LOAN AGREEMENT]